Exhibit 15
----------


The Board of Directors
Duke Realty Investments, Inc.:




Gentlemen:

RE:   Registration Statements Nos. 33-61361, 33-64567,  33-64659, 33-55727,
and 333-4695

With   respect   to  the  subject  registration   statements,   we
acknowledge our awareness of the use therein of our report dated October 31, 1996 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG Peat Marwick LLP
Indianapolis, Indiana
October 31, 1996